Exhibit 10(W)
[Form of ] Restricted Stock Unit Grant Award
What is a Restricted Stock Unit?
A Restricted Stock Unit (RSU) is a long-term incentive award, granted in addition to other incentive compensation and designed to focus on employee retention.
Use of Restricted Stock Units within General Motors
GM grants RSUs to only select key executives identified as the most significant contributors to the organization without whose leadership current and future initiatives would be jeopardized.
Vesting
Provided all terms and conditions are met, your RSU grant will vest [     ] after [     ] and [     ] after [     ]. Vesting is subject to continued employment and substantial attainment of your annual PMP goals over the initial [     ] period as determined by the Chairman and CEO with review and consent of the ECC prior to the vesting date. Also, as with any other incentive award, vesting and payment of an RSU grant is subject to the Conditions Precedent as stipulated in the GM 2002 Stock Incentive Plan.
Earning of your RSU grant is contingent upon:
•	Remaining as an employee of the Corporation (unless waived by the Executive Compensation Committee)

•	Substantially attaining your annual PMP goals over the [ ] period as established by the Chairman and CEO at the time of your annual performance review and as may subsequently be modified during the [ ] period by Management, in its sole discretion.

•	Final consent given by the ECC prior to the [ ] vesting date
Notwithstanding the above or anything in the GM 2002 Stock Incentive Plan to the contrary, your RSU grant will become 100% vested upon a Change in Control as defined in the GM 2002 Stock Incentive Plan and will be paid pursuant to the payment schedule below, or if earlier, immediately (but not later than 90 days) following termination of employment.
Denomination of your RSU Grant/Dividend Equivalents
Your RSU grant will be denominated in shares of GM $1-2/3 par value Common stock. The number of shares awarded is [     ] shares. Dividend equivalents will be paid unless the grant is forfeited or otherwise terminated. The first payment of dividend equivalents will be made in [     ]. The value of your RSU grant shares will fluctuate prior to payment based on appreciation/depreciation in the stock price.
Payment
Notwithstanding anything in the GM 2002 Stock Incentive Plan to the contrary, vested RSUs will be paid to you, in the form of shares of GM stock, on the following schedule:
•	All RSUs that are vested as of [ ] will be paid to you not later than 90 days after that date.

•	All RSUs that are vested as of [ ] will be paid to you not later than 90 days after that date.
Note: Your RSUs typically will vest before the dates described above only upon a Change in Control; thus, if you quit before the specified dates absent a Change in Control, you will forfeit RSUs that have not vested pursuant to the [     ] schedule described in the vesting section above.
If the Committee determines you are a “specified employee” who meets the definition set forth in Section 409A of the Internal Revenue Code, you will not be entitled to be paid any vested RSUs payable on account of a separation from service until the expiration of six months from the date of separation (or, if earlier, death).
Vesting Issues
In addition to terms and conditions of the General Motors 2002 Stock Incentive Plan, the treatment of unvested Restricted Stock Unit grants is summarized below:

Event	Treatment of Unvested RSU Grant
Employment Termination, quit, leave (other than short-term disability or Family Medical Leave Act [FMLA]), violation of Conditions Precedent	Forfeited in its entirety

Demotion; Failure to perform to the satisfaction of the Chairman and CEO and the ECC	Forfeited in its entirety

Permanent Disability, Death, or Mutually Satisfactory Release	Unvested shares will vest pro rata for time worked and will be delivered to employee/beneficiary in shares of stock within 90 days

Retirement and Termination following a Change in Control	Vesting accelerated; all remaining unvested shares will be delivered immediately to employee in shares of stock within 90 days
The Executive Compensation Committee may, in its discretion, amend, modify, suspend or terminate this grant.
Section 16-B Reporting Requirements
As a Section 16-B officer, you must report the performance-based shares on Form 4 only upon vesting ([Date], or upon a termination following a Change in Control, or when delivered if earlier). There is no reporting requirement at the time of grant.
Tax Impact
1)	At Grant — No Tax

2)	Upon payment, full value of award taxed as ordinary income and subject to any applicable employment taxes
Note: Shares will be withheld from the final award delivery for tax purposes
3)	Sale of shares received under grant (under current tax law)
a)	If held for more than one year following payment, gains are taxed at the long-term capital gains tax rate

b)	If held for less than one year following payment, any gain is taxed as ordinary income
4)	Dividend Equivalents -Taxed as ordinary income when received

Non-Compete
As a condition of this RSU grant, for a period of two years immediately following your voluntary termination of employment with GM or any of its subsidiaries, you will not, without the prior written consent of the Chairman and CEO of General Motors, engage in or perform any services of a similar nature to those you performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, sale, or financing of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction.
Please indicate your agreement with these matters by signing below and returning this letter to me.
Sincerely,
I agree to the conditions of this RSU grant.

Date

Conditions Precedent: Vesting and delivery of any incentive plan awards and/or grants are subject to all of the General Motors 2002 Stock Incentive Plan terms ,as amended, including the satisfaction of the following conditions precedent:
•	Continued service as an employee with General Motors (unless waived by the Executive Compensation Committee [ECC] of the General Motors Board of Directors)

•	Refrain from engaging in any activity which in the opinion of the ECC is competitive with any activity of General Motors Corporation or any subsidiary, and from acting in any way inimical or contrary to the best interests of General Motors Corporation (either prior to or after termination of employment)

•	Furnish as shall be reasonably requested information with respect to the satisfaction of conditions precedent (except following a Change in Control).
General Motors Corporation reserves the right to amend, modify, or terminate this RSU Grant and the General Motors 2002 Stock Incentive Plan, as amended. However, in no event may the Grant or the Plan be amended or terminated following a Change in Control in a manner that reduces your rights or otherwise has a detrimental impact on your benefits payable under this Grant. Further, the Committee shall not amend or terminate the Plan or Grant if such action would result in tax and penalties under Section 409A of the Code. Where the provisions of this RSU Grant expressly deviate from the terms of the Plan, the provisions of this Grant shall be controlling.

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